UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2011

CRC HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction

of incorporation)

333-135172	73-1650429
(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600 Cupertino, California	95014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 272-8668.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 8, 2011, CRC Health Corporation (the “Company”) announced the hiring of LeAnne M. Stewart as its new Chief Financial Officer. Ms. Stewart joins CRC with nearly 25 years of experience in finance. Previously, she served as Chief Financial Officer of Nash Finch Company, one of the country’s largest wholesale grocery distributors, and most recently she was Chief Financial Officer of Granite Construction, a publicly traded, diversified heavy civil contractor and construction materials producer. Ms. Stewart spent nearly 10 years at Ernst & Young LLP where she managed complex transactions including the initial public offering of a major airline.

In connection with her appointment Ms. Stewart entered into an employment agreement that provides for annual base salary of $300,000, annual incentive bonus opportunities with a target of 50% of annual base salary and a maximum of 75% of annual base salary (subject to certain guarantees in 2011), and participation in other benefit programs. Ms. Stewart will receive a sign on bonus of $50,000 with 50% to be paid within 30 days of her start date and subject to continued employment 50% to be paid one year after her start date. Upon termination by the Company other than for cause or resignation, as defined in the employment agreement, Ms. Stewart would be entitled to receive separation pay equal to one year’s base salary at her final base salary rate, less applicable withholdings. These benefits would be paid to Ms. Stewart as salary continuation payments on the Company’s regular payroll schedule. Termination benefits would be subject to Ms. Stewart’s timely execution of a release that was not thereafter revoked.

Ms. Stewart will also be eligible for certain options (to be granted in the third quarter of 2011) to purchase 20,000 Units (each consisting of 1 share of Class L common stock of CRC Health Group, Inc. and 9 shares of Class A common stock of CRC Health Group, Inc.), each with a strike price equal to fair market value on the date of the grant.

A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press Release dated July 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRC HEALTH CORPORATION.

/s/ PAMELA B. BURKE
Pamela B. Burke
Senior Vice President, General Counsel and Secretary

Date: July 8, 2011